                                                                      Exhibit 23


                             ACCOUNTANTS' CONSENT

The Board of Directors
American Retirement Corporation

We consent to incorporation by reference in the Registration Statement Nos. 333-28657, 333-66821 and 333-94747 on Form S-8 of American Retirement Corporation of our report dated March 14, 2000, relating to the consolidated balance sheets of American Retirement Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners'/shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999 annual report on Form 10-K of American Retirement Corporation.



/s/ KPMG LLP

Nashville, Tennessee
March 30, 2000

                                       75